State of Delaware Secretary of State Division of Corporations Delivered 02:38 PM 02/05/2004 FILED 01:49 PM 02/05/2004 SRV 040080554 – 3514218 FILE

Certificate of Amendment to Certificate of Formation

of

WESTGATE MALL II, LLC

It is hereby certified that:

1.       The name of the limited liability company (hereinafter called the “limited liability company”) is WESTGATE MALL II, LLC.

2.       The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company's registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on January 26, 2004

/s/ Augustus N. Stephas
Augustus N. Stephas, Authorized Person

DE LL D-: CERTIFICATE OF AMENDMENT TO CHANGE REGISTERED AGENT/REGISTERED OFFICE 09/00 (DELLCCHG)